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On January 8, 2020, Marc C. Ganzi, CEO of Digital Bridge Holdings, LLC and CEO-elect of Colony Capital, Inc. (the “Company”) participated in a fireside chat at the Citi 2020 Global TMT West Conference at The Bellagio Hotel in Las Vegas, NV. A copy of the transcript of such fireside chat is attached herewith.

Colony Capital
Citi 2020 TMT West Conference
January 8, 2020

Mike:
…are available at the registration desk. And for those of you joining via the webcast, I’m Mike Rollins, covering the Communications Services and Infrastructure categories for Citi Research. I’d like to welcome back Marc Ganzi, future CEO of Colony and current CEO of Digital Colony, for our next discussion. Marc, thanks for joining us today.

Marc:	Thanks Michael, it’s a pleasure to be here.

Mike:	As is I think the tradition for all of our sessions, with the new year, can you set the operating and strategic priorities for you as you look out for the next 12 months?

Marc:
Sure. As we look forward in 2020, Mike, we’ve been constantly talking with investors over the last six months about the transformation of Colony and what does it take to truly pivot into this new digital diversified REIT. And really, we talk about two sides of the playbook today. One is offense and the other side is defense. Let’s start out with the more difficult part which is the defensive side of the game for us.

From a defensive set of perspectives, we’re very focused on a couple of things from an operations and from a strategic perspective. First and foremost, we want to continue to reduce our G&A count. We made a promise to The Street last year that we would deliver $55 million in G&A cuts. We’ve delivered on 95% of that target. And when the final audit comes in, we hope to be very close or near to that.

Continuing that theme for 2020, we want to reduce about $35 million in G&A, which we think is a very achievable target, from a defensive side of the P&L. In addition to that, we want to continue to prune and to harvest existing investments that we have at Colony Capital. And so as we think about the assets that we have on balance sheet and the assets that we have in our investment management business.

We’ve made a lot of progress last year in selling off our European credit business, NRE, to AXA. We did, I think, a very good job in stewarding the ultimate sale to Blackstone on industrial. And as we turn the page to 2020, we’re thinking carefully about what we do with lodging and healthcare infrastructure, which are two significant assets that we own on balance sheet today.

We constantly receive phone calls around those assets. We’ll continue to listen to those phone calls. We don’t have those assets currently listed for sale today. But we’ll continue to think about that and we will harvest those existing assets in a thoughtful and prudent way. We sold some hotels last year. We sold three hospitals in Q4. So it’s not necessary that we completely divest of all those assets today, but certainly we’ll be a careful listener when people call us. And they do call us about those assets.

Colony Capital
Citi 2020 TMT West Conference
January 8, 2020

On the investment management side, as we focus on the pivot to digital, our existing legacy debt and equity products, which we call OE&D, which currently is marked at about $1.6 billion to $1.8 billion. Our mission there, Michael, is to continue to, once again, harvest those assets, be thoughtful, be careful. What we’ve told The Street is we think there’s about $300 to $500 million of divestitures in those legacy debt and equity fund structures that we’ve had at Colony. And so we’ll continue to harvest those and be thoughtful and careful about that.

Last but not least on the defensive side of the football, we told everyone at the beginning part of December, is that we wanted to internalize our credit business. So CLNC which is our commercial mortgage REIT, today we externally mange that REIT. We’ve got about 145 FTEs that are associated with that business. We generate about $30 million a year in revenues. Ultimately for where we’re going as a digital REIT, it really doesn’t make sense, from my perspective, for us to continue to manage that REIT externally.

We think what serves CLNC shareholders the best is a refresh of management, moving those people over to that business, let that business operate autonomously; and that has been our stated objective to achieve maximum returns, for not only CLNC shareholders, but given our billion dollar positioning that mortgage REIT, we think that’s the best way to optimize the outcome for our shareholders as well. So that’s the defensive side of the football.

As we look at offense, we want to continue to be thoughtful about how we use the balance sheet. I think we laid out a set of priorities for everyone on how we were going to deploy the balance sheet in 2020. As we made our first investment in a DataBank, which we’re very excited about -- edge computing, Michael, we’ll talk a little bit about that today. It’s an exciting thematic. We deployed $185 million into DataBank.

We are working on a series of other balance sheet type investments, and we can talk in specifics, Michael, about what makes sense for the balance sheet and what makes sense for our private investment business. But DataBank fulfilled a lot of the key criteria that we’re looking for, in terms of how we want to deploy balance sheet capital going forward.

As we think about what could happening 2020, as I said, we are working on further opportunities to deploy balance sheet capital, in assets that we think will deliver maximum yield and return, and the right attributes for our shareholders.

In addition to that, what we’ve told The Street is we’ll continue to grow our investment management business. The cornerstone aspect of Colony’s business today is Digital Colony. We manage about $20 billion of assets today in our digital IM business. Once again, looking backwards a year ago, Colony had about

Colony Capital
Citi 2020 TMT West Conference
January 8, 2020

$2 billion of AUM in Digital. Today we’re about $20 billion in AUM in Digital, and we want to continue to grow that business.

How do we grow it? We grow it through continuing to invest out of Digital Colony 1, providing our LPs with unique co-investment opportunities; launching new IM products, such as Liquid Securities, our new Digital Colony credit opportunity platform that we’ve launched; and continuing with the legacy equity funds as Digital Colony 1 has reached 75% of the committed capital. We believe it’s now time to turn our attention towards Fund 2; and we’ll begin thinking about how to create a new equity strategy as we roll forward.

Balance sheet capital deployment; growing our IM business; 15% FEEUM growth. This is the defense, this is the offense, this is how we’re thinking about strategy and operations at Colony today.

Mike:
Great. And for those who maybe want to just understand the evolution of Colony Capital, with Digital Bridge, can you talk about, Marc, your decision to sell and merge into Colony Capital? And then maybe talk about the benefits and the opportunities for Digital Bridge now as a part of this larger complex.

Marc:
Sure. Well, first it starts with relationships. As most of you who’ve followed me for 25 years of my career, it’s always been about maintaining great relationships and working with investors. And this was no different than our relationship with Colony. We had started working with Colony almost three years ago today, in forming the first ever digital infrastructure fund, Michael. And so when we put that business plan together in the latter stages of 2017, we went out and started raising that capital in 2018; and after 9 months of hitting the road and hitting the $4 billion hard cap, what we learned along that journey was a couple of interesting things.

One, scale matters. Had Digital Bridge gone out and raised a fund by itself, every professional fundraiser had told us we’d be lucky to raise a billion dollars. In working with Colony and leveraging their multi-decade experience and raising private capital, we felt like we had a partner that understood real estate, understood how to raise money, and most importantly, had had some experience investing in digital real estate, because of their experience of datacenters in Europe, with Data 4.

When we went out and put a $3 billion target out there, we thought that was a pretty large swing. Nine months later we raised $4 billion. And in our hard cap, that exceeded my expectations and it certainly exceeded our board’s expectations.

Had the privilege of meeting with our board, Colony’s board last January and reporting the progress on Digital Colony 1. And out of that board meeting came a logical question is, what if we figured out a way to merge our management

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Citi 2020 TMT West Conference
January 8, 2020

platforms? How could we take Colony’s investment management business, side by side with Digital Bridge’s investment managements, bring those two businesses together and pivot towards digital as we go forward?

That dialog continued with the board for about six months. Having gotten to meet all of Colony’s board members and spent the time discussing Digital real estate with them, the decision was taken at Colony to acquire and to merge in with Digital Bridge. We completed that transaction in July. We had our summer board meetings in Early August. And at that board meeting, the decision was taken to move towards a digital strategy.

Along that road, we presented last September at one of your frenemies conferences, as we would say, and at that conference we made a proclamation that we would over the next two years would rotate 90% of our asset base to digital. And so as we’ve gone along that journey, Michael, what we’ve learned is not only that scale matters, but in addition to that, having a balance sheet matters. And one of the things that Digital Bridge was deficient in is we did not have a balance sheet.

And so balance sheet priorities for us is seminal. It’s seminal to how we invest your capital, people in this room and people listening to this webcast. We take that opportunity very seriously. The balance sheet capital is our most precious capital. And having a balance sheet to deploy is a privilege and it’s one that we put a lot of thought into. And we’ve been working with our board, including our SARC committee as well, to think a thoughtful way of how we deploy that capital going forward.

And as we prioritize that and we think across the ecosystem today, there’s really six applications, Michael, for how we can deploy balance sheet capital. One, we can pay down debt. Two, we can declare special dividends. Three, we can buy back shares. Four, we can buy digital assets as we rotate away from legacy Colony traditional real estate assets. Five, we can make future GP commitments. And six, we can warehouse what we believe are interesting transactions that don’t fit into an existing IM product, nor potentially make sense for the balance sheet long term, but ultimately could be warehoused into a new fund product.

So as we look at that constellation of opportunities, where we’ve landed for 2020 is, we said first and foremost, from my perceptive as the incoming CEO, on being responsible with leverage is something that over my 25 years of being a CEO, as most of you that know me, I’m a very conservative steward of the balance sheet. So my first priority was to pay down $400 million of our preferreds that had roughly close to a 9% coupon. That’s expensive debt. Historically,

Digital Bridge has been very successful at accessing the institutional bond market. We’ve financed all our businesses, sub 4%. There’s no way, and with a clean

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Citi 2020 TMT West Conference
January 8, 2020

conscience, that I would be paying north of 8% for interest on our business today. So there was an opportunity to pay down debt, de-lever the balance sheet as we reorganized and we rethink about corporate leverage at Colony. And we’re going to have that dialog, Michael, throughout the year. We’re going to be revisiting corporate leverage and how we can more efficiently finance Colony long term.

Second priority was to prove to The Street that we could rotate to digital. We made an investment, as most of you know, earlier this year in DataBank, $185 million, acquiring 20% of the business. That coupled with Digital Bridge holdings, 40% stake in a control vehicle gives us 60% and effective control of that company. Thus, creating the first balance sheet control investment into digital and edge computing, which we can talk a little bit about with the limited time we have.

Third thing that we made a priority to is we made a GP commitment of $250 million to Digital Colony 1. We’ve deployed $50 million of that commitment today. We have about $200 million of committed capital set aside for Digital Colony 1. That will be deployed over the next 12 to 18 months.

What that leaves us with is about $400 million to deploy post the sale of Industrial. As we think about that $1.2 billion of proceeds that we had. And in thinking through the priorities of how we would want to deploy that capital, really two sort of thematics rise to the top for 2020 from our perspective. One, we will make another balance sheet investment. We can’t talk about it today. We were hopeful we could be in a position to declare that at this conference. We’re not in that position yet.

But we are hopeful and optimistic that in this quarter we’ll make another significant announcement to deploy balance sheet capital into an asset that we think makes strategic sense for our investors. I want to unpack that for a second because I think it’s important how we think about balance sheet deployment at Colony.

There are really sort of four key criteria when we deploy the balance sheet capital, which is our most precious capital. One, we want to make sure that we’re investing in businesses that have growth. Strong, core, organic cash flow growth. Locking historically using DataBank in this example, the three-year CAGR trailing organic growth rate at DataBank is 10%. Those are the types of businesses that we want to deploy your capital in, where we can achieve strong, organic cash flow between 4 and 10%. That should be sort of the yardsticks in thinking about organic growth.

Second is we want to make sure there’s a flight to quality. And that flight to quality is in long-term, tenured contracted cash flows. The weighted average contract duration of DataBank lease today is about 42 months in duration. And as

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Citi 2020 TMT West Conference
January 8, 2020

we think about future balance sheet investments, we want to be invested in businesses that have anywhere from the short side of 3 years to the long side of 20 years of contracted duration cash flows.

The third screen that we’re looking for is we want to have at least 60% investment grade concentration. So not only giving our investors safety in the tenure of the contracts of our leases, but also having a strong credit look-through in terms of the investment grade nature of our cash flows.

And then last, but not least, we want to have assets that have current yield. It’s important that we continue to maintain our dividend. It’s important that we demonstrate the assets that we put on balance sheet have yield. As an example, in DataBank, DataBank was a 5% yield. Other assets that we’re looking on balance sheet can be as anywhere as low as a 3% yield and can be high as an 11% yield. It just depends on the asset class, duration of contract and the total growth characteristics of that asset base.

We’re going to deploy more balance sheet capital, and then last but not least, we have an ambitious goal for our investment management business. This year we’re launching multiple products, and we will use balance sheet capital to put to work in GP commitments going forward.

Mike:
Great. I’m going to just ask if anyone has a question, push the button on your microphone. It’ll turn red and we’ll get you involved in a conversation. Maybe before going to some of the historically known infrastructure products, towers, the datacenters, the traditional datacenters, maybe we can talk a little bit about what you see on the cutting edge of opportunity, with no pun intended, edge datacenters. I think in the past, you’ve looked at some alternative RAN leasing opportunities. What are the things to you that are really interesting and just developing right now as opportunities that investors should watch over?

Marc:
I think probably the most interesting thing that we’ve seen, Michael, in the last two quarters, is the unveiling of what we believe is 5G network architecture. And how that architecture is less about mobility and more about the sort of step function change and where networking is going.

And so the historical notion of building a wireless network where you have this very siloed approach to I’ve got a macro site; I backhaul it to a switch, that switch goes to the core radio access network. And having these distinct silos of fiber laterals, towers, one small node; one datacenter that houses ultimately the interconnection point, which goes back to a NOC or a RAN, that type of thinking, from my perspective, based on my travels in the last two quarters and talking with customers, that thinking is outdated.

Colony Capital
Citi 2020 TMT West Conference
January 8, 2020

What we believe the future of not only mobile networks, but all networks in general, is a much more collaborative approach and a much more decentralized notion of the radio access network. Decentralizing the RAN and having a more nimble and lighter infrastructure, where you begin to see, believe it or not, base stations disappearing from the macro site; where you’ve got antennas at the top of the tower; you’ve got remote radio units; significant amount of fiber to the macro site; significant amount of fiber to small cells, ultimately aggregating at a point where the traffic comes together, where the base stations meet, where you have the RAN, radio access network.

But at the same time, an ecosystem where you have more than just traditional BTS cabinets and radios; but you begin to see the deployment of CBRS spectrum; you see the deployment of IoT networks; you see the deployment of public safety; and you see that marriage or that migration where content meets mobility.

And really, this is exemplified, and what you and I have talked about a little bit on C-RAN and what are C-RAN hubs and what do they look like? And why are C-RAN hubs important going forward? They’re important because it enables our customers to deliver their spectrum and deliver their bandwidth in the most efficient manner. And the old notion of the siloed approach that you’ve got to have multiple radios and multiple bands sitting at the base of a tower, that’s old thinking. And this old notion of backhauling the network is old thinking.

The new style of thinking is front-hauling that networking, having software-defined networks where you can deploy multiple spectrum across multiple antenna departure places. And when I say that ultimate on and off ramp for the spectrum is really in the form of a node at the top of a utility pole, or a series of 12 antennas at the top of a macro site, where we have those TMA, those tower- mounted amplifiers and those RUs sitting at the top. But all of this works with a massive amount of dense fiber.

And as we talk to customers, it’s no longer two strands of fiber or four strands of fiber to the node, it’s an antenna. We’re talking about 12, 16, 22, 24 pairs of fiber now going out to the macro site and the small cell. So dense fiber, lots of different entry and departure ports for the transmission of the signals in the form of antennas on macro sites, antennas on nodes, but ultimately coming back to a safe and secure location where you’ve got power, backup power, you’ve got cooling, additional cooling, security.

And in essence, what this becomes is, this becomes this notion of edge computing. Because the edge of the network is really where the customer defines the periphery of the network. And so we sort of laugh internally at Colony a little bit, because there’s a lot of people that confess to be edge computing experts and people are building containers that they’re going to drop at macro sites.

Colony Capital
Citi 2020 TMT West Conference
January 8, 2020

And one thing I’ve learned in 25 years of building networks, Michael, you can’t tell the customer where their infrastructure is going to go. The customer defines where the edge of the network is. Now, as we’ve gone on that journey, we’ve worked with Verizon and AT&T and T-Mobile in helping them build C-RAN hubs and deploy that infrastructure from a small cell perspective, what we’re finding is when we migrate to 5G is, the opportunity of the customer set on a C-RAN network, is far bigger than what that opportunity was three or five years ago. And so we see cable companies coming in in that fray. We see content players coming into that fray. We’ve talked about it in IoT and public safety.

And so this convergence of multiple technologies, operating from a centralized RAN location, where you have carrier mutual infrastructure where you can host multiple spectrum bands at the same time, deploying multiple technologies. Many of which have no consumer-to-consumer application, as we think about where 5G is going, this is very exciting. I mean this is a tectonic shift in network architecture.

And for us, the light came on, honestly, in Q1 last year in Mexico of all places. We have the largest private tower company in Mexico at Colony. And one of our customers asked us to start building baseband hotels, which are in essence, C-RAN hubs. And so now we’ve built close to over 40 C-RAN hubs down in Mexico where we have multiple carriers, operating on a common infrastructure platform, where you’ve got mobile operator 1, mobile operator 2. You’ve got Altan, you’ve public safety; you’ve got total play. And everyone using that same common infrastructure for the delivery of in Mexico today being 4G, but ultimately it being 5G.

And the fact that we started seeing this application of a shared network down in Mexico, I found to be really interesting, that Mexico is sort of the place where the light went on for us, in terms of what we think future topology of networks look like. So it’s very exciting, because we think that model, as RPUs are stressed and carriers struggle with capex spending globally, on how to pay for spectrum and how to pay for spectrum and how to pay for new infrastructure in 5G, this notion of shared networks is the future. And the way we build it and the way we design it, and the way we create value for our customers, is embedded in this notion of decentralizing the RAN.

Mike:
And today as you think of the monetization across the broader ecosystem, where you were in all these different asset classes, towers, the fiber, the datacenter, where so you see the greatest revenue benefit; and where do you see the greatest revenue risk from this changing – of the topology?

Marc:
Sure. Listen, let’s start with the risk. I’m going to go back to Mexico, same place where we feel optimistically excited about the future, is also the same place where it offers a cautionary tale of what’s happening in towers. Most of you read that

Colony Capital
Citi 2020 TMT West Conference
January 8, 2020

Telefonica was going to abandon their active infrastructure going forward, or a high percentage of their active infrastructure going forward.

They ventured into a very active network sharing agreement with AT&T, which given the competitive dynamics of Mexico and how strong TelCel has been able to perform in that market, Telefonica’s pivot is, for them to survive, they’ve got to go network light.

And as we think about other emerging markets in the world, where there’s four carriers today, I think we listened to a tower CEO yesterday talk about how a lot of emerging markets have four strong carriers; and there’s a lot of opportunity for growth in places like India and Brazil.

Mexico offers a cautionary tale, which is the fourth operator and the third operator are at risk. They’re at risk from owning their infrastructure, because the reality is, in most of these emerging markets, Michael, you have one carrier who is the predator. And so in Mexico we know who the predator is. By the way, in India we know who the predator is. Where RPUs now sit at $2.00 per mobile unit.

We look at what Telefonica is doing in Mexico and we think carefully about that. We’ve recognized that there’s a good chance that as a lot of your leases mature over the next 10 years, we’re going to probably lose some of that Telefonica occupancy. Now certainly as AT&T loads more gear to accommodate Telefonica, there may be the opportunity for amendments. But the reality is, this notion of shared networks is real.

And as we think about the tower model as it existed for the last 25 years, we have to start thinking about what the tower model looks like for the next future 25 years. And this is why we get back to this notion of controlling the RAN and having the opportunity, and the privilege to build other baseband hotels or C-RAN hubs for our customers, is a seminal feature of what we’re doing going forward with DataBank, at ExteNet and some of the other businesses we own, like Mexico tower partners.

Now, while we may suffer short-term pain with some potential turn or churn of Telefonica leases in Mexico, we have to be reinvesting in things like these baseband hotels for Altan, working with AT&T, continue to work for TelCel. And we’ve got to remain relevant to our customers. The only way you continue to stay ahead of the curve is by offering new products and being at the table when we’re discussing what new architecture looks like for 5G.

Mexico is a very interesting place right now, because what excites us there and what’s interesting about the future, is also something that is a cautionary tale about what’s happening with customers. And we have to pay attention to our customers. Our customers have to be healthy. They’ve got be able to make a

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January 8, 2020

profit. Their RPUs have to grow. And the only way we can help or enable them to do that, is by building neutral host infrastructure that allows them to deploy 5G a lot cheaper than how they deploy 4G.

That’s a little bit of the excitement and the, perhaps, some of the trepidations we have right now in thinking about what’s next. There’s some other things we like. We can certainly go on topic, but definitely edge computing and C-RAN is something that is occupying a lot of our attention. Also CBRS. I think you’ve heard Crown talk about it and I think Jim at American Tower talked about it yesterday.

CBRS is a really exciting initiative for us. The ability to deploy enterprise private network 5G infrastructure for enterprise customers is something that touches a lot of our businesses. As we prepare to close on Zayo inside of this quarter, Zayo has literally tens of thousands of buildings on net, where we have dark fiber going into the MPOE. The ability to deploy radio architecture inside of those buildings is not very expensive. And so having that dense fiber hit the minimum point of entry in those office buildings, presents a huge opportunity for enterprise CBRS deployment, as it does in ExteNet, where we own 31,000 nodes and close to 4,000 miles of fiber.

We’re spending a lot of our R&D time around CBRS, talking to multiple radio vendors, talking to customers, talking to handset manufacturers about what this looks like. And how this changes the enterprise. And that, from our perspective, is probably one of the most exciting thematics. Probably you won’t see a lot of deployment in 2020. I think you’ll see a lot of testing of CBRS. One of the key deterrents right now in CBRS is, most of these handsets do not have CBRS radios embedded in them .There’s very few manufacturers that actually have a CBRS offload inside the chip and the semiconductors.

That’s happening. We’ve seen some of it on the Android platform. Samsung is doing it. Apple we know is in development of the CBRS radio. So as we’ve seen in time and time before, the long pole in the tent is ultimately the consumer device. We’re here aptly at the Consumer Electronics Show, and there’s just not a lot of – as you walk the floor, there’s just not a lot of 5G devices today that host CBRS radio capabilities. But it is exciting.

Mike:
What’s the implications for the datacenter market, if you carve it up into retail, hyperscale; we’ve got this wholesale enterprise in between. As the data computes towards, could get closer to this edge, what does it mean for these business models?

Marc:	So I look at the datacenter space today and I really view there being almost four businesses inside of one. And I think for investors it offers an interesting

Colony Capital
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January 8, 2020

conundrum between risk and reward and security in terms of the flight to quality of tenor of contract, and the same time chasing alpha and looking for high returns.

You can play that spectrum as an investor and you can say I’m all the way out here on the secure side investing in hyperscale; and I can play all the way down the IT stack and be at Internap or Rackspace or any of the managed services or hosting companies that exist out there today. And so investors get to wake up every day and think about those choices.

At Colony Capital today, we are invested in all of those verticals, believe it or not. So as we think about on balance sheet we’ve got DataBank, which does interconnection. About 17% of our revenues are interconnection revenues where in these edge datacenter markets we have either the primary nap or we have the secondary nap. And interconnection provides that unique ecosystem where we can bring together content players, enterprise and mobility together, which enables edge computing.

Edge computing is important. We also are in the hyperscale datacenter market. Most of you know our business Vantage that we own, which is the largest private hyperscale operator in North America. That’s a great business, offers investors a lot of security, long-term contracts, good exposure to investment-grade counterparties. We have Aptum Technologies in Canada, which is our managed services and hosting business. Also very interesting businesses, serves the Canadian market, serves aspects of the US market. And we’ve got strong stable long-term organic cash flow growth there in the form of private cloud and public cloud, where we provide a series of tailored solutions to customers.

We actually play the entire spectrum. And each of those businesses, Michael, is unique. They have challenges, they have opportunities; and I would say we actually, we love all of our children equally. It just so happens DataBank is now on the balance sheet, so that’s getting a little more focus. And certainly given the growth profile of DataBank and where edge computing is going, that business is getting a little more attention.

We like all three different businesses; and I would say that the sort of retail co-location model has come under fire this year, as enterprises have this opportunity to move to public cloud. They can move to private cloud, or they can self perform. That’s always an opportunity for an enterprise.

And so from our perspective, we’ve got three really talented CEOs that run that business. Susan Bowen runs Aptum and she knows exactly what she has to do to survive. Raul Martyneck runs DataBank and does a great job there. And Sureel Choksi runs Vantage and he’s absolutely knocked the cover off the ball.

Colony Capital
Citi 2020 TMT West Conference
January 8, 2020

Our philosophy with those three business leaders and what they tell me every day is, as long as we’re performing for the customer and we’re addressing what it is they need, all three of those businesses are moving in positive territory. Now some of those retail co-lo businesses have suffered in the last 12 months. We’ve seen it really in the secondary debt trading levels, if you take a look at where the term loan B market has gapped out in retail co-location, you can see where perhaps there is a bit of lack of confidence in the core retail co-location model.

But really, Michael, the look through there is the asset quality. And that people have to understand that the market is smart. If you look at the institutional debt market, those investors are smart and they can differentiate between what are good assets and what are perhaps inferior assets. And so a lot of those big carrier sale lease backs that came to market in the last sort of five years, some of those decisions are coming home to roost. And when a very intelligent and sophisticated carrier sells a series of datacenters, they usually have more knowledge than the buyer does.

And so when we look at a lot of these legacy datacenters that have been divested by the carriers, as they’ve migrated some of their workloads to the cloud, and they’ve migrated some of their workloads to newer datacenters, where they can lease space more efficiently, you have to be very careful in how you deploy capital. You have to look at deferred maintenance capex. You have to look at the cooling configuration of those datacenters. You have to look at the way the power is deployed, how the backup power is deployed. And you have to look at the location; you have to look at the connectivity; you have to see how much interconnection is there.

These decisions are not easy. We’ve looked at probably somewhere in the order of magnitude of 150 datacenter deals in the last six years. We’ve done three. Our asset allocation strategy and our underwriting is incredibly, incredibly disciplined. And it’s the same set of principles we’ve been applying for 25 years. You don’t break those rules. The core underwriting of the asset is what matters.

You’ve got to look at the credit quality, contract duration. You’ve got to look at the fee that’s underneath the real estate. You’ve got to look at the entitlements. And most importantly, you’ve got to look at the markets. Where does that datacenter sit? Where does it serve? And does it have the opportunity for growth; and how much expansion capex do you have to put in to make it competitive? And these are the things we’re constantly thinking about at Colony today.

Mike:	And in the past you described your perspectives and where valuations public, private markets are for these different categories. Can you give us your latest thoughts on where valuations are sitting?

Colony Capital
Citi 2020 TMT West Conference
January 8, 2020

Marc:
Well, I think it’s interesting. We’re really – from a public market perspective, we’re at all time highs, in terms of multiples as it correlates to AFFO and EBITDA. As we’ve looked backwards 25 years, towers are not quite at their all-time highs, but they’re pretty near all-time highs. This is the golden era of the datacenter, as I said last year. Datacenter valuations are, as you know, in the low 20s on an AFFO basis, which are really at peak valuations that they’ve ever been. Fiber continues to be a lagging asset class, largely Because I think it’s misunderstood. And we’ll continue to have that dialog this year.

And then small cells, really, the only public comp that you can look to is Crown Castle in small cells today, and maybe Zayo a little bit. But at the end of the day, we see public market multiples at a crescendo. And then what we see, what really continues to not make sense is we see private market multiples 4 to 6 turns wide of public valuations. And we scratch our heads and we say why? Why [higher?] does this exist? Higher.

And so as we think about recent auctions and we look at fiber assets in Europe that have traded for 30 times EBITDA, that doesn’t compute; it doesn’t make sense. We look at tower joint ventures between European operators in infrastructure funds that have traded into the high 20s on a tower cash flow basis, where it’s a non-control investment; and you’re side by side with an operator, so it’s not a true third-party tower company per se, and those valuations don’t make sense.

And then we’ve seen fiber multiples in the mid to high 20s here in the US, for sub-scale assets where infrastructure funds have stepped in and have said, I think I can buy that asset and I can improve it; and I can make it better. And whether it’s a first light or whether it’s a – there’s been a series of private transactions, as you know. Look at the transaction that occurred in Spain last year at 24 times, for an asset that was a fairly antiquidated asset. We scratch our head.

What this all means at the end of the day is we have to be incredibly selective; and we have to have great platforms, great management teams, because the pivot, from our perspective right now, is when M&A pricing is 3 to 4X wide, of where we can build a new facility, our logical pivot today, Michael, is greenfield. And so what you see across the entire Colony ecosystem in all of our portfolio companies, is we’re building assets. Shovels are in the ground; pencils are up on M&A; and we’re laser focused on operating our businesses and building new facilities.

Mike:	In our closing minutes, is there anything else that may be unappreciated about the Colony Capital story or this migration to digital real estate that you just want to illuminate?

Colony Capital
Citi 2020 TMT West Conference
January 8, 2020

Marc:
Well, listen, it’s been a tremendous year. I think as we look back and what we promised investors we would do last year, beginning of the year at about 4% of digital and 96% historical real estate, today we sit here, we’re about 40% digital, 60% historic real estate. We’ve got a fantastic plan for 2020. We are very confident in our ability to execute that plan. Our goal is to get north of 60% of digital assets this year.

We have a clear path to growth our investment management business. We’ve got good products; we’ve got great people; and we’ve got a great story. So we have a lot of conviction and confidence that we can grow FEEUM. The metric that we put out to The Street of 15% FEEUM growth we think is achievable. My goal is to beat that metric.

We’ve made a ton of progress on G&A We’re going to consistently address that issue as we go through the year. We want to right-size the cost structure at Colony, so that we’re competitive, closing offices, making sure that we’re being prudent with our investor dollars as we think about how we spend money. And I think the message to investors that we’ve heard the last two days is just people now believe in the pivot. They see it. It’s tangible. We’ve got more work to do, by no means are we out of the woods.

But if we look back to a year ago where Colony was and where we are today, we’ve made tremendous progress. And we’ve done that really through the hard work of our people. It’s been a hard year for our employees. We know shareholders have been frustrated with the story, but the story is in flight. And what I would tell investors that we’ve said here the last few days is, continue to be patient. Continue to spend time with us. Continue to do the work around the story. We are making significant progress. And the steps that we have to take to get to 60% the end of this year are not heroic steps.

And then last but not least, just continue to make the story simple. The book on Colony for years is that it’s been – it’s a complicated story, it’s hard to get your arms around it. This management team going forward, it’s really simple. There will be no confusion about what we’re doing. We spent a lot of time just in the seven months that I’ve been at Colony, spending time with all of you, with public investors. We’re going to spend more time with public investors. We’re going to be transparent. We’re going to work hard, we’re going to earn your trust and we’re going to deliver.

Michael, you’ve known me for almost 20 years now. If there’s one thing I do is we execute. And the mantra is, our eyes are forward, our heads are down and we’re all working. It’s not going to be easy. There’s going to be bumps along the road; but I think from where we’ve come in a year and where we’re going this year, we offer investors probably the most unique opportunity to play in digital infrastructure across the entire ecosystem.

Colony Capital
Citi 2020 TMT West Conference
January 8, 2020

And that story is unique to Colony, it’s a space that we own; and we hope investors will continue to spend time and get to know that story.

Mike:	Marc, thanks for your time today.

Marc:	Thanks Michael, appreciate it.

END

Important Additional Information

The Company, its directors and its executive officers will be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). Information about the Company’s directors and executive officers, including their direct and indirect interests, by security holdings or otherwise, is available in the Company’s definitive proxy statement on Schedule 14A prepared in connection with the Company’s 2019 Annual Meeting of Stockholders, and filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 28, 2019. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts disclosed in the 2019 proxy statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. The Company intends to file a proxy statement with the SEC in connection with the solicitation of proxies from the Company’s stockholders for the 2020 Annual Meeting. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the Company’s directors, executive officers and director nominees, including their direct or indirect interests, by security holdings or otherwise, will also be included in the proxy statement and other materials to be filed with the SEC in connection with the 2020 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the “Public Shareholders” section of the Company’s corporate website at www.clny.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, the timing and manner of the Company’s strategic shift to digital infrastructure and digital real state sector, including whether such shift will result in any of the anticipated

Colony Capital
Citi 2020 TMT West Conference
January 8, 2020

benefits, the Company’s ability to complete compelling investment opportunities in the digital sector, the Company’s ability to continue deploying capital in its sponsored Digital Colony fund, whether the Company will enter into a definitive agreement with CLNC to internalize its management and transfer the Company’s credit management business to CLNC, the Company's ability to achieve anticipated compensation and administrative cost savings pursuant to our corporate restructuring and reorganization plan, in the timeframe expected or at all, the Company’s ability to complete a sale of its industrial portfolio, including the related management platform within the timeframe contemplated, or at all, the pace of additional asset monetizations and other risks and uncertainties detailed in our filings with the SEC. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony Capital’s reports filed from time to time with the SEC.

Colony Capital cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. Colony Capital is under no duty to update any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and Colony Capital does not intend to do so.